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                                                                      EXHIBIT 21

                          Allied Research Corporation

                             LIST OF SUBSIDIARIES

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1.   ARC Europe, S.A., a Belgian Corporation

     Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

        A.  Mecar S.A.

        B.  Sedachim, S.I.

        C.  VSK Electronics N.V.

            (1)   Belgian Automation Units, N.V

            (2)   I.D.C.S., N.V.

            (3)   Vigitec S.A.

            (4)   Tele Technique Generale


2.   Allied Research Corporation Limited, a U.K. Corporation

3.   ARC Services, Inc., a Delaware Corporation

4.   Allied Environmental, Inc.

5.   Energa Corporation

6.   ARC International Sales Corporation, a Barbados corporation








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